Exhibit 5.1

[Gary Steven Findley & Associates Letterhead]

July 31, 2006

Board of Directors

The Bank Holdings

9990 Double R Boulevard

Reno, Nevada 89521

Re:          The Bank Holdings Acquisition of NNB Holdings, Inc.

Gentlemen:

We have acted as counsel to The Bank Holdings, a Nevada corporation (“Bank Holdings”), in connection with the preparation of the Registration Statement on Form S-4 of Bank Holdings (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”), relating to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 1,475,613 shares of Bank Holdings’s $0.01 par value common stock (the “Shares”), issuable pursuant to the Agreement to Merge and Plan of Reorganization dated May 17, 2006 (the “Agreement”), by and between Bank Holdings and NNB Holdings, Inc. (“NNB Holdings”) whereby each share of NNB Holdings’ common stock, $0.05 par value, will be exchanged for cash, shares of Bank Holdings’ common stock, or a combination thereof, and NNB Holdings will be merged with and into Bank Holdings.

In connection with this opinion, we have considered such questions of law and fact as we have deemed necessary as a basis for the opinions set forth below, and we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Registration Statement; (ii) the Articles of Incorporation and Bylaws of Bank Holdings, as currently in effect; (iii) certain resolutions of the Board of Directors of Bank Holdings relating to the issuance of the shares and the other transactions contemplated by the Agreement; (iv) the Agreement; and (v) such other documents as we have deemed necessary or appropriate. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of Bank Holdings and others.

Based upon the foregoing, we are of the opinion that if and when issued in exchange for shares of NNB Holdings’ common stock pursuant to the terms of the Agreement and under the circumstances contemplated by the Registration Statement, the Shares will be validly issued, fully paid and nonassessable.

The law covered by the opinion set forth above is limited to the laws of the State of California and the federal laws of the United States of America.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Registration Statement and to the reference to our name under the caption “Validity of Bank Holdings’ Common Stock” in the joint proxy statement-prospectus constituting a part of the Registration Statement. In giving our consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

GARY STEVEN FINDLEY & ASSOCIATES

By:	/s/ Gary S. Findley

Gary Steven Findley
Attorney at Law